Exhibit 99.1

Fiscal Quarter Ended
July 31,2012

Mass Megawatts Reports for Fiscal Quarter Ended July31, 2012

WORCESTER, MA., September 14, 2012 /PRNewswire-FirstCall/ -- Mass Megawatts Wind Power, Inc.(OTC: MMMW) reports a net loss of  zero cents ( less than one  half of a penny) per share or $79,729 in the fiscal quarter  ending July 31,2012.  During the same fiscal period a year ago, Mass Megawatts reported a net loss of one cent per share or $98,865 for the first  fiscal quarter.

In  recent developments, Mass Megawatts is nearly completed its first updated wind augmentation system and  in September , Mass Megawatts started the production  of a second project. The new augmentation system can allow the blades to take advantage of most wind directions unlike Mass Megawatts’ previous augmenters. With losses of  less than a penny per shares and very little debt with a low amount of issued and outstanding shares, Mass Megawatts ability to be profitable in a ramped up production of the new augmentation units is achievable in both the short  term and long term.

The Mass Megawatts’ wind augmentation system utilizes a less complicated and inexpensive wind-focusing technique to increase the wind velocity directed at the turbine by an average of 70%. This accelerated wind speed, in turn, results in a tripling of the increase in the electrical power generated by the turbine.

The Company’s augmentation system eliminates the need for turbine structures to exceed a height of 80 feet to realize adequate wind velocity. This reduces material and installation costs while expediting zoning approval in many locations. Additionally, the augmenter technology makes it possible for turbines to operate profitably in lower wind-speed locations.

Using horizontal or propeller type turbine blades, the cost per rated kilowatt is projected to be less than $1000 and anticipated to approach $600 in mass production. This compares very favorably with traditional wind power systems that realize a cost of $1500 to $2000 per rated kilowatt.

This press release contains forward-looking statements that could be affected by risks and uncertainties, including but not limited to Mass Megawatts Wind Power’s ability to produce a cost-effective wind energy conversion device. Among the factors that could cause actual events to differ materially from those indicated herein are: the failure of Mass Megawatts Wind Power, also known as Mass Megawatts Windpower, to achieve or maintain necessary zoning approvals with respect to the location of its  power developments; the ability to remain competitive; to finance the marketing and sales of its electricity; general economic conditions; and other risk factors detailed in periodic reports filed by Mass Megawatts Wind Power. Additionally, Mass Megawatts Wind Power stock quote and Mass Megawatts stock price may be impacted by global condition.   Mass Megawatts Wind Power Inc. expected and anticipated positive and negative impact on the Mass Megawatts stock price and the MMMW stock quote.

Contact:

Jon Ricker (508) 751-5432